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                                                                  News Release
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Union Texas Petroleum
                                                         1330 Post Oak Boulevard
                                                                   P.O. Box 2120
                                                       Houston, Texas 77252-2120
                                                                  (713) 623-6544



Contact: Carol Cox
         713-968-2714

            UNION TEXAS PETROLEUM TO JOIN NEW EXPLORATION VENTURES IN
               BOLIVIA, YEMEN, JORDAN, GREECE AND PAPUA NEW GUINEA

           Houston, February 12, 1997 -- Union Texas Petroleum Holdings, Inc. (NYSE: UTH) today announced that it is entering into several new exploration ventures in a number of areas worldwide, including Bolivia, Yemen, Jordan, Greece and Papua New Guinea. Chairman and CEO John Whitmire and Senior Vice President Art Peabody discussed the company's 1997 exploration plans at an energy conference hosted by PaineWebber today in New York.
           "Our 1997 exploration activities reflect the major strategic changes we are making to our exploration program," said Whitmire. "We are putting much greater emphasis on proven basins with an objective of being a participant in emerging oil and gas plays in areas that have proven hydrocarbon systems and significant potential. We are placing less emphasis on frontier plays which the company had focused on in the past few years."
           During the past 12 months, Union Texas has been pursuing a number of additions to its exploration portfolio:

     *o The company is joining an oil and gas venture in Bolivia where an exploration well is planned for 1997; Union Texas' participation in the venture is pending final approvals from the Bolivian government.

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     *o   In Yemen,  Union  Texas will  participate  in a venture  that plans to conduct a seismic program during the first half of 1997 with plans for one or two exploration wells in the second half of 1997.
     *o Union Texas has entered into an agreement to acquire a 50% working interest from a subsidiary of Anadarko Petroleum Corp. in an oil and gas production sharing contract in the Hashemite Kingdom of Jordan. Two stratigraphic test wells are planned to be drilled in 1997 to evaluate the area's stratigraphic column and confirm the presence of a working petroleum system. Union Texas' acquisition is subject to final approval by the Natural Resources Authority of Jordan.
     *o Union Texas also is participating in a group led by Enterprise Oil which the Greek government has invited to negotiate the conclusion of
          lease   agreements  for  two  blocks  onshore   western   Greece.   If
          negotiations are successfully concluded, the venture currently plans to conduct seismic studies in 1997 with plans to drill in 1998 or 1999.
     *o In Papua New Guinea, Union Texas has signed an agreement in principal to enter an additional exploration block. The block is located in the highlands, where several significant discoveries recently have been made.
          "We are  very  excited  to  enter  these  new  exploration  ventures,"
Whitmire noted. "These programs represent significant progress in building a more balanced, long-term exploration portfolio. We are pursuing additional high-potential exploration ventures to further expand our opportunities."
          During 1997, Union Texas plans to participate in 25 to 31 exploration wells, including exploration programs at its producing ventures in the U.K. North Sea, Indonesia and Pakistan.

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           Union Texas  earlier  announced a 1997  capital  spending  program of approximately $229 million, of which $68 million is earmarked for exploration activities, an increase of nearly 90% from $36 million spent in 1996. About $42 million, or 61%, of the $68 million budgeted for exploration programs in 1997 is allocated for the company's new exploration ventures.
           As part of Union Texas' 1997 exploration program, the company also is participating in drilling and seismic activities in Italy's Southern Apennines area, onshore and offshore Tunisia, Alaska's Kenai Peninsula and a new block in Eastern Pakistan.
           One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE:UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.
           This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, exploration, development, operational and implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially. This capital spending budget is subject to revision based upon results of activities, market conditions, acquisition opportunities and other factors.

NOTE TO EDITORS AND REPORTERS: For more information, contact:
           Carol Cox, media                          713-968-2714 (office)
                                                     713-968-2711 (fax)
           John Zimmerman, analysts and investors    713-968-2740

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